Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER AND
YEAR ENDED DECEMBER 31, 2016
Net Income Return on Equity of 5.4% for the Full Year 2016
Operating Return on Equity of 4.8% for the Full Year 2016
Diluted Book Value Per Share of $46.72, up 1.6% from December 31, 2015
Announces New $250 million Share Repurchase Authorization

Hamilton, Bermuda, February 8, 2017 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today a net loss after tax of $(71.5) million, or $(1.41) per diluted share, and operating loss after tax of $(7.4) million, or $(0.34) per diluted share, for the fourth quarter of 2016.

Chris O’Kane, Chief Executive Officer, commented: “2016 was an important year in positioning Aspen for the future. Our Reinsurance business performed strongly once again despite a much higher level of catastrophe losses. We expanded further our geographic footprint, successfully integrated our diversifying AgriLogic business and continued to target opportunities for profitable growth in what continues to be a challenging market environment. During the year, our Insurance team took significant actions to reposition product lines where returns are not expected to meet our requirements while at the same time working to identify and invest in the best opportunities for long-term profitable growth.

"While the repositioning of our Insurance segment had a significant negative impact on the fourth quarter’s results, we are confident that the actions taken are the right ones and that the underlying quality of our book of business is very strong. We remain intensely focused on driving growth and profitability by offering innovative solutions to meet our clients’ needs and risks, diversifying and expanding our global product offering, and enhancing capital efficiency. Our business is now firmly on course for the next stage of profitable growth.”(1)
_____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended December 31, 2016

•	Gross written premiums of $606.1 million in the fourth quarter of 2016, a decrease of 4.5% compared with $634.8 million in the fourth quarter of 2015

◦
Insurance: Gross written premiums of $409.0 million, a decrease of 8.7% compared with $448.0 million in the fourth quarter of 2015, primarily due to a decrease in the Property and Casualty sub-segment reflecting Aspen's reduced appetite for Programs and Primary Casualty business, and lower premiums in the Marine, Aviation and Energy Sub-segment

◦
Reinsurance: Gross written premiums of $197.1 million, an increase of 5.5% from $186.8 million in the fourth quarter of 2015, including $18.4 million of premiums from AG Logic Holdings, LLC (“AgriLogic”) in the Specialty sub-segment

•
Loss ratio of 63.2% in the fourth quarter of 2016 compared with 53.0% in the fourth quarter of 2015. The loss ratio included pre-tax catastrophe losses, net of reinsurance recoveries, of $54.6 million, or 8.9 percentage points, in the fourth quarter of 2016. Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $45.9 million, or 7.3 percentage points, in the fourth quarter of 2015

◦
Insurance: Loss ratio of 68.5% compared with 65.1% in the fourth quarter of 2015. Pre-tax catastrophe losses, net of reinsurance recoveries, of $17.0 million, totaled 5.2 percentage points in the fourth quarter of 2016 primarily related to Hurricane Matthew and other weather-related events in the U.S. Pre-tax catastrophe losses net of reinsurance recoveries in the fourth quarter of 2015 totaled $23.3 million, or 6.5 percentage points. The loss ratio in the fourth quarter of 2016 also reflected a higher level of loss activity in lines that are being exited or re-positioned compared with the fourth quarter of 2015

◦
Reinsurance: Loss ratio of 57.2% compared with 37.0% in the fourth quarter of 2015. The loss ratio included pre-tax catastrophe losses, net of reinsurance recoveries, of $37.6 million, or 13.2 percentage points, in the fourth quarter of 2016, primarily as a result of Hurricane Matthew and the Tennessee wildfires in the U.S., and an earthquake in New Zealand. Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $22.6 million, or 8.4 percentage points, in the fourth quarter of 2015. The loss ratio in the fourth quarter of 2016 also reflected an increase of approximately $25 million in energy and property-related losses compared with the fourth quarter of 2015

•
Net favorable development on prior year loss reserves benefited the loss ratio by $51.1 million, or 8.3 percentage points, in the fourth quarter of 2016 compared with $58.9 million, or 9.4 percentage points, in the comparable period

◦	Insurance: Prior year net favorable reserve development of $16.2 million, or 5.0 percentage points, compared with $21.5 million, or 6.0 percentage points, in the fourth quarter of 2015

◦	Reinsurance: Prior year net favorable reserve development of $34.9 million, or 12.2 percentage points, compared with $37.4 million, or 13.8 percentage points, in the fourth quarter of 2015

•	Accident year loss ratio excluding catastrophes was 62.6% in the fourth quarter of 2016 compared with 55.1% in the fourth quarter of 2015

◦	Insurance: Accident year loss ratio excluding catastrophes for the quarter ended December 31, 2016 was 68.3% compared with 64.6% a year ago

◦	Reinsurance: Accident year loss ratio excluding catastrophes for the quarter ended December 31, 2016 was 56.2% compared with 42.4% a year ago

•
Policy acquisition expense ratio for the Insurance segment of 23.8% in the fourth quarter of 2016 compared with 17.3% in the fourth quarter of 2015. The increase reflected $11.6 million of one-time costs associated with the lines that we have repositioned. In addition, profit commissions increased by $7.7 million, mainly due to favorable commission adjustments in the fourth quarter of 2015

◦
Policy acquisition expense ratio for the Reinsurance segment of 22.1% in the fourth quarter of 2016 compared with 20.8% in the fourth quarter of 2015, primarily due to $8.9 million of one-time commission-related adjustments in the fourth quarter of 2016

•
Net loss after tax of $(71.5) million, or $(1.41) per diluted share, and operating loss after tax of $(7.4) million, or $(0.34) per diluted share, in the fourth quarter of 2016. This compares to net income of $117.9 million, or $1.75 per diluted share, and operating income of $84.0 million, or $1.21 per diluted share, in the fourth quarter of 2015

•
Annualized net income return on average equity of (11.6)% and annualized operating return on average equity of (2.8)% for the quarter ended December 31, 2016 compared with 15.2% and 10.4%, respectively, for the fourth quarter of 2015

Operating highlights for the twelve months ended December 31, 2016

•	Gross written premiums increased by 5.0% to $3,147.0 million in the full year of 2016 compared with $2,997.3 million in the full year of 2015

•
Loss ratio of 59.8% for the full year of 2016 compared with 55.2% for the full year of 2015. The loss ratio included pre-tax catastrophe losses, net of reinsurance recoveries and $2.0 million of reinstatement premiums, of $164.4 million, or 6.3 percentage points, in the full year of 2016. This compared with $90.5 million, or 3.7 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the full year of 2015

•
Net favorable development on prior year loss reserves of $129.3 million benefited the loss ratio by 4.9 percentage points for the full year of 2016 compared with $156.5 million, or 6.3 percentage points, for the full year of 2015

•	Accident year loss ratio excluding catastrophes of 58.4% for the full year of 2016 compared with 57.8% for the full year of 2015.

•
Expense ratio of 38.3% for the full year of 2016 compared with 36.7% for the full year of 2015, reflecting increases in both the general and administrative expense ratio and the policy acquisition expense ratio

•
Net income per diluted share of $2.61 and operating income per diluted share of $2.33 for the twelve months ended December 31, 2016. This compares to net income per diluted share of $4.54 and operating income per diluted share of $4.51 for the twelve months ended December 31, 2015

•
Annualized net income return on average equity of 5.4% and annualized operating return on average equity of 4.8% for the full year of 2016 compared with 10.0% and 10.0%, respectively, for the full year of 2015

Investment performance

•	Investment income of $43.2 million in the fourth quarter of 2016 decreased by (6.9)% compared to $46.4 million in the fourth quarter of 2015

•
The total return on Aspen’s aggregate investment portfolio was (1.80)% for the three months ended December 31, 2016 and reflects net realized and unrealized gains and losses in both the fixed income and equity portfolios. For the twelve months ended December 31, 2016, Aspen's aggregate investment portfolio had a total return of 2.16%

•
Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.89 years as at December 31, 2016

•	Book yield as at December 31, 2016 on the fixed income portfolio was 2.49% compared to 2.59% as at December 31, 2015

Capital

•	Total shareholders’ equity was $3.6 billion as at December 31, 2016.

•	Diluted book value per share of $46.72 as at December 31, 2016 up 1.6% from December 31, 2015

•
During the fourth quarter of 2016, Aspen repurchased 472,748 ordinary shares at an average price of $52.88 per share for a cost of $25.0 million. In 2016, Aspen repurchased 1,595,076 ordinary shares at an average price of $47.02 per share for a total cost of $75.0 million.

•
Aspen's Board of Directors replaced the Company's existing share repurchase authorization with a new authorization of $250 million, effective February 8, 2017. The share repurchase authorization, which is effective through February 8, 2019, permits Aspen to effect repurchases from time to time through a combination of transactions, including open market repurchases, privately negotiated transactions and accelerated share repurchase transactions.

January 2017 Reinsurance Renewals
During the January 2017 renewal season, Aspen underwrote $588.2 million in gross written premiums in Reinsurance, an increase of 1.7% compared with the prior year. The renewal data does not include premiums related to AgriLogic.
Below is a table reflecting gross written premiums written during the January 2017 renewal season, including new business, by Property Catastrophe, Other Property, Casualty and Specialty Reinsurance.

January Gross Written Premiums (underwriting year basis)
	2017	2016	Increase (Decrease)
	($ in millions)%
Property Catastrophe	$126.4	$129.8	(2.6)%
Other Property	137.3	133.5	2.8%
Casualty	145.9	136.4	7.0%
Specialty	178.6	178.7	(0.1)%
	$588.2	$578.4	1.7%

Note: The January premiums shown in the above table include premiums written on a proportional basis which are recognized throughout the year to reflect the expected inception of the underlying risks and therefore do not represent Aspen’s reported gross written premium for each of these periods. Prior year amounts have been conformed to current year presentation.
See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Thursday, February 9, 2017.

To participate in the February 9 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10098381
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10098381
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at December 31, 2016	As at December 31, 2015

ASSETS
Total investments	$7,900.3	$7,712.2
Cash and cash equivalents	1,273.8	1,099.5
Reinsurance recoverables	730.1	523.7
Premiums receivable	1,399.4	1,115.6
Other assets	700.7	597.8
Total assets	$12,004.3	$11,048.8

LIABILITIES
Losses and loss adjustment expenses	$5,319.9	$4,938.2
Unearned premiums	1,618.6	1,587.2
Other payables	753.2	451.3
Silverton loan notes	115.0	103.0
Long-term debt	549.3	549.2
Total liabilities	$8,356.0	$7,628.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,648.3	3,419.9
Total liabilities and shareholders’ equity	$12,004.3	$11,048.8

Book value per share	$47.68	$46.99
Diluted book value per share (treasury stock method)	$46.72	$46.00

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	December 31, 2016	December 31, 2015
UNDERWRITING REVENUES
Gross written premiums	$606.1	$634.8
Premiums ceded	(175.3)	(48.0)
Net written premiums	430.8	586.8
Change in unearned premiums	181.6	42.9
Net earned premiums	612.4	629.7
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	387.3	334.0
Amortization of deferred policy acquisition costs	141.1	118.2
General, administrative and corporate expenses	125.5	125.9
Total underwriting expenses	653.9	578.1

Underwriting (loss) income including corporate expenses	(41.5)	51.6

Net investment income	43.2	46.4
Interest expense	(7.4)	(7.4)
Other expenses	(1.3)	(5.4)
Total other revenue	34.5	33.6

Amortization and non-recurring expenses	(3.4)	—
Net realized and unrealized exchange (losses) gains	(5.6)	6.1
Net realized and unrealized investment (losses) gains	(58.1)	31.9
(LOSS) INCOME BEFORE TAX	(74.1)	123.2
Income tax expense	2.6	(5.3)
NET (LOSS) INCOME AFTER TAX	(71.5)	117.9
Dividends paid on ordinary shares	(13.2)	(12.8)
Dividends paid on preference shares	(13.4)	(9.4)
Dividends paid to non-controlling interest	—	(0.1)
Proportion due to non-controlling interest	(0.1)	—
Retained (loss) income	$(98.2)	$95.6

Loss ratio	63.2%	53.0%
Policy acquisition expense ratio	23.0%	18.8%
General, administrative and corporate expense ratio	20.5%	20.0%
Expense ratio	43.5%	38.8%
Combined ratio	106.7%	91.8%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Twelve Months Ended
	December 31, 2016	December 31, 2015
UNDERWRITING REVENUES
Gross written premiums	$3,147.0	$2,997.3
Premiums ceded	(553.3)	(351.1)
Net written premiums	2,593.7	2,646.2
Change in unearned premiums	43.6	(172.9)
Net earned premiums	2,637.3	2,473.3
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,576.1	1,366.2
Amortization of deferred policy acquisition costs	528.9	483.6
General, administrative and corporate expenses	480.4	424.0
Total underwriting expenses	2,585.4	2,273.8

Underwriting income including corporate expenses	51.9	199.5

Net investment income	187.1	185.5
Interest expense	(29.5)	(29.5)
Other expenses	(12.7)	(20.3)
Total other revenue	144.9	135.7

Amortization and non-recurring expenses	(9.7)	—
Net realized and unrealized exchange (losses)	(19.7)	(9.8)
Net realized and unrealized investment gains	42.1	12.1
INCOME BEFORE TAX	209.5	337.5
Income tax expense	(6.1)	(14.4)
NET INCOME AFTER TAX	203.4	323.1
Dividends paid on ordinary shares	(52.7)	(50.9)
Dividends paid on preference shares	(41.8)	(37.8)
Dividends paid to non-controlling interest	—	(0.1)
Proportion due to non-controlling interest	(0.1)	(0.8)
Retained income	$108.8	$233.5

Loss ratio	59.8%	55.2%
Policy acquisition expense ratio	20.1%	19.6%
General, administrative and corporate expense ratio	18.2%	17.1%
Expense ratio	38.3%	36.7%
Combined ratio	98.1%	91.9%

Aspen Insurance Holdings Limited
Operating income reconciliation (unaudited)
$ in millions, except per share amounts

Net income is adjusted to exclude after-tax change in net foreign exchange gains and losses, realized gains and losses in investments and non-recurring items.

	Three Months Ended		Twelve Months Ended
(in US$ millions except where stated)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net (loss) income as reported	$(71.5)	$117.9	$203.4	$323.1
Net change attributable to non-controlling interest	(0.1)	—	(0.1)	(0.8)
Preference share dividends	(13.4)	(9.4)	(41.8)	(37.8)
Net income available to ordinary shareholders	(85.0)	108.5	161.5	284.5
Add (deduct) after tax income:
Net foreign exchange losses (gains)	4.1	(5.7)	14.8	10.2
Net realized losses (gains) on investments	57.1	(28.2)	(41.0)	(11.9)
Non-operating (expenses)	2.9	—	8.7	—
Operating (loss) income after tax available to ordinary shareholders	(20.9)	74.6	144.0	282.8
Tax expense on operating income	0.4	1.2	10.9	13.8
Operating (loss) income before tax available to ordinary shareholders	$(20.5)	$75.8	$154.9	$296.6

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(1.41)	$1.78	$2.67	$4.64
Add (deduct) after tax income:
Net foreign exchange losses (gains)	0.07	(0.09)	0.24	0.17
Net realized losses (gains) on investments	0.95	(0.46)	(0.68)	(0.19)
Non-operating (expenses)	0.05	—	0.14	—
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(0.34)	$1.23	$2.37	$4.62

Diluted earnings per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(1.41)	$1.75	$2.61	$4.54
Add (deduct) after tax income:
Net foreign exchange losses (gains)	0.07	(0.09)	0.24	0.16
Net realized losses (gains) on investments	0.95	(0.45)	(0.66)	(0.19)
Non-operating (expenses)	0.05	—	0.14	—
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(0.34)	$1.21	$2.33	$4.51

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($1.41)	$1.78	$2.67	$4.64
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($0.34)	$1.23	$2.37	$4.62
Diluted earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($1.41)	$1.75	$2.61	$4.54
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($0.34)	$1.21	$2.33	$4.51

Weighted average number of ordinary shares outstanding (in millions)	60.152	60.785	60.479	61.288

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	61.198	62.177	61.861	62.688

Book value per ordinary share	$47.68	$46.99	$47.68	$46.99
Diluted book value per ordinary share (treasury stock method)	$46.72	$46.00	$46.72	$46.00

Ordinary shares outstanding at end of the period (in millions)	59.774	60.918	59.774	60.918

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	61.001	62.240	61.001	62.240

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$197.1	$409.0	$606.1	$186.8	$448.0	$634.8
Net written premiums	198.4	232.4	430.8	178.5	408.3	586.8
Gross earned premiums	317.0	422.6	739.6	295.9	436.0	731.9
Net earned premiums	285.9	326.5	612.4	270.3	359.4	629.7
Losses and loss adjustment expenses	163.6	223.7	387.3	99.9	234.1	334.0
Amortization of deferred policy acquisition expenses	63.3	77.8	141.1	56.1	62.1	118.2
General and administrative expenses	47.6	54.7	102.3	44.0	61.8	105.8
Underwriting income (loss)	$11.4	$(29.7)	$(18.3)	$70.3	$1.4	$71.7

Net investment income			43.2			46.4
Net realized and unrealized investment (losses) gains (1)			(58.1)			31.9
Corporate expenses			(23.2)			(20.1)
Amortization and non-recurring expenses			(3.4)			—
Other expenses (2)			(1.3)			(5.4)
Interest expense			(7.4)			(7.4)
Net realized and unrealized foreign exchange (losses) gains (3)			(5.6)			6.1
Income before tax			$(74.1)			$123.2
Income tax expense			2.6			(5.3)
Net (loss) income			$(71.5)			$117.9

Ratios
Loss ratio	57.2%	68.5%	63.2%	37.0%	65.1%	53.0%
Policy acquisition expense ratio	22.1%	23.8%	23.0%	20.8%	17.3%	18.8%
General and administrative expense ratio (4)	16.6%	16.8%	20.5%	16.3%	17.2%	20.0%
Expense ratio	38.7%	40.6%	43.5%	37.1%	34.5%	38.8%
Combined ratio	95.9%	109.1%	106.7%	74.1%	99.6%	91.8%
Accident Year Ex-cat Loss Ratio
Loss ratio	57.2%	68.5%	63.2%	37.0%	65.1%	53.0%
Prior year loss development	12.2%	5.0%	8.3%	13.8%	6.0%	9.4%
Catastrophe losses	(13.2)%	(5.2)%	(8.9)%	(8.4)%	(6.5)%	(7.3)%
Accident year ex-cat loss ratio	56.2%	68.3%	62.6%	42.4%	64.6%	55.1%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other expenses in the fourth quarter of 2016 and fourth quarter of 2015 included $3.4 million and $5.3 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Twelve Months Ended December 31, 2016			Twelve Months Ended December 31, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,413.2	$1,733.8	$3,147.0	$1,248.9	$1,748.4	$2,997.3
Net written premiums	1,269.2	1,324.5	2,593.7	1,153.5	1,492.7	2,646.2
Gross earned premiums	1,317.9	1,768.4	3,086.3	1,153.5	1,703.3	2,856.8
Net earned premiums	1,181.9	1,455.4	2,637.3	1,072.6	1,400.7	2,473.3
Losses and loss adjustment expenses	657.9	918.2	1,576.1	491.6	874.6	1,366.2
Amortization of deferred policy acquisition expenses	226.4	302.5	528.9	224.7	258.9	483.6
General and administrative expenses	178.2	228.4	406.6	146.5	213.6	360.1
Underwriting income (loss)	$119.4	$6.3	$125.7	$209.8	$53.6	$263.4

Net investment income			187.1			185.5
Net realized and unrealized investment gains (1)			42.1			12.1
Corporate expenses			(73.8)			(63.9)
Amortization and non-recurring expenses			(9.7)			—
Other expenses (2)			(12.7)			(20.3)
Interest expense			(29.5)			(29.5)
Net realized and unrealized foreign exchange (losses) (3)			(19.7)			(9.8)
Income before tax			$209.5			$337.5
Income tax expense			(6.1)			(14.4)
Net income			$203.4			$323.1

Ratios
Loss ratio	55.7%	63.1%	59.8%	45.8%	62.4%	55.2%
Policy acquisition expense ratio	19.2%	20.8%	20.1%	20.9%	18.5%	19.6%
General and administrative expense ratio (4)	15.1%	15.7%	18.2%	13.7%	15.2%	17.1%
Expense ratio	34.3%	36.5%	38.3%	34.6%	33.7%	36.7%
Combined ratio	90.0%	99.6%	98.1%	80.4%	96.1%	91.9%
Accident Year Ex-cat Loss Ratio
Loss ratio	55.7%	63.1%	59.8%	45.8%	62.4%	55.2%
Prior year loss development	7.4%	2.9%	4.9%	8.5%	4.7%	6.3%
Catastrophe losses	(9.7)%	(3.5)%	(6.3)%	(4.6)%	(2.9)%	(3.7)%
Accident year ex-cat loss ratio	53.4%	62.5%	58.4%	49.7%	64.2%	57.8%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other expenses in the full year of 2016 and full year of 2015 included $17.1 million and $19.8 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2016, Aspen reported $12.0 billion in total assets, $5.3 billion in gross reserves, $3.6 billion in total shareholders’ equity and $3.1 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the impact of the vote and resulting negotiations as a result of the vote by the U.K. electorate in favor of a U.K. exit from the European Union in a recent referendum; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; our ability to exercise capital management initiatives, including capital available to pursue our share repurchase program at various levels or to declare dividends, or to arrange banking facilities as a result of prevailing market conditions, the level of catastrophes or other losses or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (the "SEC") on February 19, 2016.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to losses and the preliminary nature of the information used to prepare estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement or this release. Aspen's financial supplement and fourth quarter 2016 earnings press release, which were filed with the SEC on Form 8-K on February 8, 2017, can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-operating income and expenses. In 2016, the non-operating income and expenses relate to amortization of intangible assets and other corporate activities.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. Please see page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in 2016 as losses associated predominantly with wildfires in North America, Hurricane Matthew and other weather-related events in the U.S., several earthquakes, and a hailstorm in the Netherlands. Catastrophe losses in 2015 were defined as losses associated with storms in the U.S., Europe, New Zealand and Australia, the Chilean earthquake, wildfires in the U.S. and floods in the U.K. Please see pages 12 and 13 of this release for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.